As filed with the Securities and Exchange Commission on May 10,1996

                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 ULTRA PAC, INC.
             (Exact Name of Registrant as Specified in its Charter)

           MINNESOTA                       3089                  41-1581031
(State or Other Jurisdiction of (Primary Standard Industrial   (IRS Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

                           21925 Industrial Boulevard
                             Rogers, Minnesota 55374
                                 (612) 428-8340
                    (Address of Principal Executive Offices)

                 Ultra Pac, Inc. Outside Directors' Option Plan
                            (Full Title of the Plan)

                                 Calvin S. Krupa
                           21925 Industrial Boulevard
                             Rogers, Minnesota 55374
                                 (612) 428-8340
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:
                             Michael W. Schley, Esq.
                     Larkin, Hoffman, Daly & Lindgren, Ltd.
                          1500 Norwest Financial Center
                            7900 Xerxes Avenue South
                          Bloomington, Minnesota 55431
                                 (612) 835-3800

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE
                                 (see next page)

                        CALCULATION OF REGISTRATION FEE

                                         Amount to be        Proposed Maximum      Proposed Maximum Aggregate       Amount of
Title of Securities to be Registered     Registered (1)  Offering Price Per Share       Offering Price           Registration Fee
  Common stock (no par value)                 7,500              $12.69                      $ 95,175                 $ 32.82
  Common stock (no par value)                 3,000               $9.25                      $ 27,750                 $  9.57
  Common stock (no par value)                 3,000               $7.25                      $ 21,750                 $  7.50
  Common stock (no par value)                 5,500               $5.75                      $ 31,625                 $ 10.91
  Common stock (no par value)                81,000             $3.0625(2)                   $248,063                 $ 85.54
  Total                                     100,000                n/a                       $424,363                 $146.34



(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for shares of Common Stock, or pursuant to the antidilution provisions of the Ultra Pac, Inc. Outside Directors' Option Plan (the "Plan").

(2) The Plan authorizes the issuance of nonstatutory stock options which do not meet the requirements set forth in Section 422 of the Internal Revenue Code. For purposes of calculating the registration fee, it is assumed that all options not yet granted are exercisable at a price equal to 100% of "fair market value" at the date of grant, as required under the Plan. Fair market value is estimated, solely for the purpose of calculating the registration fee, as the closing bid price of Ultra Pac, Inc. (the "Company") Common Stock as reported by the Nasdaq National Market System on May 3, 1996.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Company incorporates by reference into the registration statement the documents listed below:

                  (a) The Company's latest annual report on Form 10-K or: (i) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed or (ii) the Company's effective registration statement on Form 10 or Form 10-SB filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statement for the Company's latest fiscal year.

                  (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

                  (c) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form S-18 (Registration No. 33-46937) filed under the Securities Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

                  (a) Not applicable.

                  (b) Certain legal matters in connection with this registration statement will be passed upon by Larkin, Hoffman, Daly & Lindgren, Ltd., as counsel for the Company. Frank I. Harvey, who is a shareholder of the law firm, serves as a director of the Company. Mr. Harvey beneficially owned, as of April 16, 1996, 4,610 shares of the Company's Common Stock and options to purchase 5,500 shares of the Company's Common Stock.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 302A.521 of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including reasonable expenses, if such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification shall be made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board of Directors, by special legal counsel, by the shareholders or by a court.

         As permitted by the Minnesota Business Corporation Act, the Restated Articles of Incorporation of the Company eliminate the liability of the directors of the Company for monetary damages arising from any breach of fiduciary duties as a member of the Company's Board of Directors (except as expressly prohibited by Minnesota Statutes, Section 302A.251, subd. 4).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable. This registration statement relates to the issuance of shares upon the exercise of options. The grants of such options did not constitute "sales" under the Securities Act of 1933, as amended.

ITEM 8.  EXHIBITS.

     4.1      Ultra Pac, Inc. Outside Directors' Option Plan.
     5.1 Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd., as to the legality of the securities (included as page II-5).
     23.1     Consent of Divine, Scherzer & Brody, Ltd. (included as page II-7).
     23.2     Consent of Counsel (included in Exhibit 5.1).
     24.1     Power of Attorney (see signature page).


ITEM 9.  UNDERTAKINGS.

         1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rogers, State of Minnesota, on May 9, 1996.

                                  ULTRA PAC, INC.

                                  By: /s/ Calvin S. Krupa
                                      Calvin S. Krupa

                                      Its: President and Chief Executive Officer

                                POWER OF ATTORNEY

         The officers and directors of Ultra Pac, Inc., whose signatures appear below, hereby constitute and appoint Calvin S. Krupa and Frank I. Harvey, and each of them (with full power to each of them to act alone) their true and lawful attorneys-in-fact to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement of Ultra Pac, Inc., and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Calvin S. Krupa                          President, Chief Executive
Calvin S. Krupa                              Officer and Director

/s/ Brad C. Yopp                             Chief Financial Officer (Principal
Brad C. Yopp                                 Financial and Accounting Officer)

/s/ James A. Thole                           Secretary and Director
James A. Thole

/s/ John F. DeBoer                           Director
John F. DeBoer

/s/ Michael J. McGlynn                       Director
Michael J. McGlynn

/s/ Frank I. Harvey                          Director
Frank I. Harvey